UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 29, 2009 (January 23, 2009)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 200, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 23, 2009, the Compensation Committee of the Board of Directors of Brookdale Senior Living Inc. (the “Company”) approved the 2009 base salaries payable to the Company’s principal executive officer, the Company’s principal financial officer and those current officers of the Company who were classified as “named executive officers” in the Company’s 2008 Proxy Statement.

For 2009, each named executive officer will receive the annual base salary set forth below:

Name	Title	Annual Base Salary (1)
W.E. Sheriff	Chief Executive Officer	$600,000
Mark W. Ohlendorf	Co-President and Chief Financial Officer	$480,000
John P. Rijos	Co-President and Chief Operating Officer	$480,000
T. Andrew Smith	Executive Vice President, General Counsel and Secretary	$480,000

(1)           Salary adjustments were made effective retroactive to January 1, 2009.

In addition, the Compensation Committee determined that, as part of their annual cash incentive compensation, each of Messrs. Ohlendorf, Rijos and Smith will be eligible to receive a bonus based on the achievement of certain individual performance objectives (the “MBO bonus”), with a target MBO bonus of $160,000.  The MBO bonus opportunity will be payable in two semi-annual installments, dependent on the level of achievement of certain objectives to be established for each individual for the first and second half of 2009.  The objectives will be established by the Company’s Chief Executive Officer and will be reviewed by the Compensation Committee.  These individual objectives are intended to create near-term focus by each executive on key strategic initiatives supporting the Company’s business plan.  It is intended that the objectives will be reasonably achievable, but they will require significant additional efforts on behalf of each of the executives, and the MBO bonuses are therefore at risk.  The level of achievement of the individual objectives will be determined by the Compensation Committee following the end of each performance period upon the recommendation of the Company’s Chief Executive Officer.  Achievement of the targeted level of performance would result in 100% of the award being funded, which represents the maximum MBO bonus opportunity for each executive.

In addition to the MBO bonus opportunity, the Company anticipates that each of the named executive officers will also be eligible to receive an annual performance-based cash bonus opportunity based on Company performance objectives (rather than individual performance objectives).  The target award levels and performance criteria applicable to this additional annual bonus opportunity will be established by the Compensation Committee at a later date.

In prior years, our named executive officers have generally accepted lower base salaries in light of the fact that the Company was a dividend-paying organization and that each named executive officer received a substantial amount of additional cash payments from the Company from dividends on vested and unvested shares of the Company’s common stock.  In establishing the levels of compensation for our named executive officers for 2009, the Compensation Committee considered the impact of the recent suspension of the Company’s quarterly dividend on each executive and, in connection therewith, reviewed the amount of dividends paid to each executive during 2008 on vested and unvested shares of the Company’s common stock.  Individually and in the aggregate (including the impact of dividends on vested and unvested shares paid to each executive in 2008 and excluding incentive compensation), the 2009 adjusted base salaries represent a significant reduction in the named executive officers’ annual cash payments from the Company compared to 2008, constituting a reduction ranging from approximately 23% to 40% individually and approximately 31% in the aggregate.

Additional information regarding compensation of our named executive officers will be included in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	January 29, 2009	By:	/s/ T. Andrew Smith
		Name:	T. Andrew Smith
		Title:	Executive Vice President, General Counsel and Secretary